As filed with the Securities and Exchange Commission on December 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8
Registration Statement
Under
The Securities Act of 1933

EMCORE Corporation (Exact name of the registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization) 2015 W. Chestnut Street Alhambra, CA (Address of principal executive offices)

EMCORE Corporation 2019 Equity Incentive Plan

(Full titles of plans)

Thomas P. Minichiello
Chief Financial Officer

EMCORE Corporation

2015 W. Chestnut Street

Alhambra, California 91803

(Name and address agent for service)

(626) 293-3400

(Telephone number, including area code, of agent for service)

27-2746503 (I.R.S. Employer Identification No.) 91803 (Zip Code)

Copy to:

James J. Masetti, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
(650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer	☐	Smaller reporting company	☒	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, no par value per share	2,138,000 shares	$6.55	$14,003,900	$1,299

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or become issuable under the EMCORE Corporation 2019 Equity Incentive Plan (the “Plan”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on December 2, 2021.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

General Instruction E Information

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which certain Registration Statements on Form S-8 relating to the same employee benefit plan are effective. The Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) (File No. 333-230709), excluding reports that the Registrant filed with the Commission that were incorporated into the Form S-8 Registration Statements in order to maintain current information about the Registrant, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2021; and

(b)	The description of the Registrant’s common stock set forth in Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 6. Indemnification of Directors and Officers.

Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify a corporate agent made a party to a proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that such person was a corporate agent, against expenses and liabilities in connection with any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding (other than a proceeding by or in the right of the corporation) has no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s Restated Certificate of Incorporation, as amended, and By-Laws, as amended, include provisions (i) to reduce the personal liability of the Registrant’s directors for monetary damage resulting from breaches of their fiduciary duty, and (ii) to permit the Registrant to indemnify its directors and officers to the fullest extent permitted by New Jersey law. The Registrant has obtained directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement, or payment of a judgment under certain circumstances. The Registrant has also entered into indemnification agreements with each of its executive officers and directors. The form of such indemnification agreement is attached as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 6, 2020.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Connell Foley LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Connell Foley LLP (included in Exhibit 5.1 filed herewith).

24.1	Power of Attorney (contained on the signature page hereto).

99.1	Amended and Restated EMCORE Corporation 2019 Equity Incentive Plan (Filed as Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2021 and incorporated herein by this reference).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Alhambra, State of California, on December 3, 2021.

EMCORE CORPORATION

By:	/s/ Jeffrey Rittichier
Jeffrey Rittichier Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey Rittichier and Thomas P. Minichiello, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Rittichier	Chief Executive Officer, President and Director (Principal Executive Officer)	December 3, 2021
Jeffrey Rittichier

/s/ Thomas P. Minichiello	Chief Financial Officer (Principal Financial and Accounting Officer)	December 3, 2021
Thomas P. Minichiello

/s/ Stephen L. Domenik	Chair of the Board	December 3, 2021
Stephen L. Domenik

/s/ Bruce E. Grooms	Director	December 3, 2021
Bruce E. Grooms

/s/ Noel Heiks	Director	December 3, 2021
Noel Heiks

/s/ Rex S. Jackson	Director	December 3, 2021
Rex S. Jackson